Ceasing Control of Credit Suisse Strategic
Income Fund A

As of April 30, 2016 Charles Schwab owned
231,487 shares of the Fund, which represented
27.26% of the outstanding shares and UBS owned
288,732 shares of the Fund, which represented
34.01% of the outstanding shares. As of October 31, 2016, No Shareholder owned more than 25% or more of the Fund. Accordingly, No Shareholder is considered a controlling person of the Fund.

Obtaining Control of Credit Suisse Strategic
Income Fund C

As of April 30, 2016 UBS WM USA owned
219,964 shares of the Fund, which represented
43.02% of the outstanding shares.   As of October
31, 2016, UBS WM USA owned 250,009 shares of the Fund, which represented 36.48% of the outstanding shares. Accordingly, UBS WM USA continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Strategic
Income Fund I

As of April 30, 2016 Merchant Holdings
("Shareholder") owned 2,259,972 shares of the
Fund, which represented 36.84% of the Fund.  As of
October 31, 2016, Merchant Holdings
("Shareholder") owned 2,349,771 shares of the
Fund, which represented 37.56% of the outstanding
shares.   Accordingly, Shareholder continues to be a
controlling person of the Fund.